EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q1 2025 Results

HOUSTON, TX--(April 29, 2025) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the first quarter ended March 31, 2025.
First Quarter 2025 Highlights
–Revenue of $135.2 million, a 1% decrease from $136.9 million in the first quarter of 2024, and a 6% decrease from $143.1 million in the fourth quarter of 2024
–Net income of $0.6 million, or $0.03 per fully diluted share, an increase from a net loss of $0.8 million in the first quarter of 2024, or negative $0.03 per share and a decrease from net income of $5.8 million in the fourth quarter 2024, or $0.25 per fully diluted share
–Adjusted EBITDA(1) of $15.5 million with 11.4% Adjusted EBITDA margin, representing a 42% increase from $10.9 million in the first quarter of 2024, and a 29% decrease from $21.9 million in the fourth quarter of 2024
–Free Cash Flow(2) of $3.4 million, or $0.19 per share, compared to first quarter 2024 Free Cash Flow of $5.5 million or $0.24 per share including dividend payments during the quarter of $1.3 million reflecting our recently increased dividends of $0.06 per share
–Balance sheet remains in a position of strength with available cash of $40.3 million and $104.4 million of total liquidity at the end of the quarter
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “This quarter reflects the continued strength of our core High Specification Rigs business and the growth trend we have seen in this segment over the past couple of years. Normal seasonality and weather impacts can create a sequentially reduced Q1 from the prior quarter, and our most recent quarter reminds us weather events are impactful. We experienced the rare occurrence of two polar vortex events during January and February along with windstorms that continued into March creating a greater than planned impact to our business. Given these
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
challenges, we were proud to post materially improved EBITDA in the first quarter year over year. Across all of our business units, we continue to position ourselves as a production services company and believe this meaningfully differentiates us from the rest of the oilfield services sector.
Our flagship High Specification Rigs business delivered yet another record revenue quarter with strong operating hours and rates, demonstrating the continued market share gains and resiliency despite the previously described weather related impacts.
In our Ancillary segment, we had several service lines show steady activity. While our coil tubing and plugging and abandonment service lines improved from the prior year, they had more dramatic pullbacks from the fourth quarter due to the unusual weather events and general market sentiment shifts. These challenges are mostly abating with strong March results.
Our Wireline business, which is focused in the north, saw the largest impact from the weather related pullbacks posting EBITDA losses in both January and February and for the quarter as a whole. March wireline financial results did improve to breakeven levels and April revenues indicate a more positive trajectory for the next two quarters.
Mr. Bodden continued, “We remain positive about Ranger’s prospects and are encouraged by a stronger activity trajectory as we start the second quarter. Ranger benefits from strong relationships with the largest U.S. onshore producers, who tend to have less volatile and more consistent work programs that allow us to plan for our business more effectively. While we recognize concerns about crude price volatility and potential lower energy demand, our blue-chip customer base and production-focused business positions us well for cyclical troughs, and our balance sheet remains strong with zero debt, significant cash and greater than $100 million in liquidity.
Ranger was built on a foundation of through-cycle returns and resiliency, and we are confident in our ability to respond and adjust to market conditions. We enter this period of uncertainty from a position of strength and will continue to take advantage of opportunities to create long-term shareholder value, whether through pursuing further M&A activity or repurchasing of our shares at attractive prices”, concluded Mr. Bodden.

CAPITAL RETURNS AND GOVERNANCE UPDATE
During the quarter, the Company did not repurchase any of the Company’s Class A Common Stock on the open market. Since the share repurchase program’s inception in 2023 through the end of the first quarter of 2025, the Company has repurchased a total of 3,325,800 shares, for a total value of $34.8 million, net of tax. Today, the Board of Directors declared this quarter’s cash dividend of $0.06 per share payable on May 23, 2025 to common stockholders of record at the close of business on May 9, 2025 reinforcing our commitment to a consistent return of capital each and every quarter.
PERFORMANCE SUMMARY
For the first quarter of 2025, revenue was $135.2 million, a slight decrease from $136.9 million in the prior year period, and a decrease from the fourth quarter of $143.1 million. Quarter over quarter decreases in revenue are attributable to reduced activity in the wireline segment. Cost of services for the first quarter of 2025 was $115.4 million, or 85% of revenue, compared to $120.8 million, or 88% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to service line mix contribution, operational efficiencies and cost reductions.

EXHIBIT 99.1
General and administrative expenses were $7.1 million for the first quarter of 2025, relatively flat with the prior quarter and slightly increased from $6.7 million in the prior year period.
Net income totaled $0.6 million for the first quarter of 2025 compared to a net loss of $0.8 million in the prior year period and $5.8 million in the prior quarter. Fully diluted earnings per share was $0.03 for the first quarter of 2025 compared to negative $0.03 in the prior year period and $0.25 in the prior quarter.
Adjusted EBITDA of $15.5 million for the first quarter of 2025 increased $4.6 million from $10.9 million in the prior year period, and decreased $6.4 million from $21.9 million in the prior quarter. The year over year increases were driven by stronger revenue and margins in High-Specification Rigs and Processing Solutions and Ancillary Services. Quarter over quarter decreases were driven primarily by losses in the Wireline Services segment.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $87.5 million in the first quarter of 2025, an increase of $7.8 million relative to the prior year period and an increase of $0.5 million relative to the prior quarter revenue of $87.0 million. Rig hours were up to 115,700 from 111,000 in the prior year period and slightly decreased from 115,900 in the prior quarter. Hourly rig rates increased by 3% to $756 from $718 in the prior year period largely due to the addition of incremental rental equipment to rig packages deployed. Hourly rig rates slightly increased by 1% from $751 per hour in the prior quarter, due to asset mix reflecting relatively consistent pricing levels quarter over quarter.
Operating income was $12.0 million in the first quarter of 2025, an increase of $4.2 million, or 54% compared to $7.8 million in the prior year period, and a decrease of $1.3 million, or 10% compared to $13.3 million in the prior quarter. Adjusted EBITDA was $17.4 million in the first quarter, up from $13.6 million in the prior year period and down from $19.0 million in the prior quarter.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $30.5 million in the first quarter of 2025, down $3.0 million, or 9% from $33.5 million in the prior quarter and up $6.1 million, or 25% from $24.4 million for the prior year period and down $3.0 million, or 9% from $33.5 million in the prior quarter. The increase from the prior year period was largely attributable to increased operational activity in most service lines with the largest contribution coming from the rentals service line. The decrease from the prior quarter was largely attributable to decreased operational activity in our P&A and Coil Tubing service lines.
Operating income in this segment was $3.3 million in the first quarter, up from $0.5 million in the prior year period and down from $6.0 million in the prior quarter. Adjusted EBITDA was $5.6 million, up from $2.5 million in the prior year period but down from $8.0 million in the prior quarter.
Wireline Services
Wireline Services segment revenue was $17.2 million in the first quarter of 2025, down $15.6 million or 48% compared to $32.8 million in the prior year period, and down $5.4 million or 24% compared to $22.6 million in the prior quarter. Our Completions service line reported completed stage counts of 1,400, a decrease of 64% compared to 3,400 in the prior year period and 28% compared to 1,800 for the prior quarter.

EXHIBIT 99.1
Operating loss was $5.8 million in the first quarter, down another $2.9 million from an operating loss of $2.9 million in the prior year period and down $2.6 million from an operating loss of $3.2 million in the prior quarter. Adjusted EBITDA was a loss of $2.3 million, further down from $0.2 million in the prior year period and $0.2 million for the prior quarter.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of March 31, 2025, the Company had $104.4 million of liquidity, consisting of $64.1 million of capacity on its revolving credit facility and $40.3 million of cash on hand. This compares to December 31, 2024 when the Company had $112.1 million of liquidity, consisting of $71.2 million of capacity on its revolving credit facility and $40.9 million of cash on hand.
Cash provided by Operating Activities for the first quarter of 2025 is $10.6 million, compared to $12.0 million in the same quarter of 2024. The Company’s Free Cash Flow(2) of $3.4 million for the first quarter of 2025 compares to Free Cash Flow(2) of $5.5 million in the prior year period primarily due to additional capital expenditures.
The Company had capital expenditures of $7.2 million in the first quarter of 2025, compared to $6.5 million in the first quarter of 2024. Part of our investment in capital expenditures to date is around modern technological assets to improve the safety, marketability and margin of our rig fleet. Many of these investments have been implemented in order to strengthen our customer relationships and provide improved returns in future periods.

EXHIBIT 99.1
Conference Call
The Company will host a conference call to discuss its first quarter 2025 results on Wednesday, April 30, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829, or participants may dial 1-412-902-6710 from outside the United States. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.rangerenergy.com. Participants are encouraged to login to the webcast or dial in to the conference call prior to the start time. An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days through the Investor Relations section of the Company’s website.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our current and past filings with the U.S. Securities and Exchange Commission (“SEC”). These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov. These risks include, but are not limited to, the risks described under “Part I, Item 1A, Risk Factors” in our Annual Report on 10-K filed with the SEC on March 5, 2024, and those set forth from time-to-time in other filings by the Company with the SEC.
All forward looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law any forward-looking statement speaks only as of the date on which is it made. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this cautionary statement, to reflect events or circumstances after the date of this press release.

EXHIBIT 99.1

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended December 31,	Three Months Ended March 31,
	2024	2025	2024
Revenue
High Specification Rigs	$87.0	$87.5	$79.7
Wireline Services	22.6	17.2	32.8
Processing Solutions and Ancillary Services	33.5	30.5	24.4
Total revenue	143.1	135.2	136.9

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High Specification Rigs	68.3	70.1	66.3
Wireline Services	22.9	20.3	32.6
Processing Solutions and Ancillary Services	25.6	25.0	21.9
Total cost of services	116.8	115.4	120.8
General and administrative	7.1	7.1	6.7
Depreciation and amortization	10.8	10.6	11.2
Impairment of assets	—	0.4	—
Gain on sale of assets	(0.5)	0.7	(1.3)
Total operating expenses	134.2	134.2	137.4

Operating income (loss)	8.9	1.0	(0.5)

Other expenses
Interest expense, net	0.5	0.5	0.8
Total other expenses, net	0.5	0.5	0.8

Income (loss) before income tax expense (benefit)	8.4	0.5	(1.3)
Income tax expense (benefit)	2.6	(0.1)	(0.5)
Net income	5.8	0.6	(0.8)

Income (loss) per common share:
Basic	$0.26	$0.03	$(0.04)
Diluted	$0.25	$0.03	$(0.03)
Weighted average common shares outstanding
Basic	22,250,468	22,308,855	22,738,286
Diluted	22,920,235	23,111,467	22,922,284

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$40.3	$40.9
Accounts receivable, net	67.1	68.4
Contract assets	19.8	16.7
Inventory	5.8	5.7
Prepaid expenses	9.7	11.4
Assets held for sale	0.8	0.8
Total current assets	143.5	143.9

Property and equipment, net	220.8	224.3
Intangible assets, net	5.4	5.6
Operating leases, right-of-use assets	6.0	7.0
Other assets	0.8	0.8
Total assets	$376.5	$381.6

Liabilities and Stockholders' Equity
Accounts payable	26.8	27.2
Accrued expenses	25.8	28.2
Other financing liability, current portion	0.7	0.7
Long-term debt, current portion	—	—
Short-term lease liability	8.7	8.7
Other current liabilities	0.3	0.4
Total current liabilities	62.3	65.2

Long-term lease liability	13.4	14.1
Other financing liability	10.1	10.3
Deferred tax liability	18.1	18.2
Total liabilities	$103.9	$107.8

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 26,375,710 shares issued and 22,498,082 shares outstanding as of March 31, 2025; 26,130,574 shares issued and 22,252,946 shares outstanding as of December 31, 2024	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of March 31, 2025 and December 31, 2024	—	—
Less: Class A Common Stock held in treasury at cost; 3,877,628 treasury shares as of March 31, 2025 and 3,877,628 treasury shares as of December 31, 2024	(38.6)	(38.6)
Retained earnings	41.4	42.2
Additional paid-in capital	269.5	269.9
Total controlling stockholders' equity	272.6	273.8
Total liabilities and stockholders' equity	$376.5	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$0.6	$(0.8)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10.6	11.2
Equity based compensation	1.6	1.3
Gain on disposal of property and equipment	0.7	(1.3)
Impairment of assets	0.4	—
Deferred income tax expense (benefit)	(0.1)	(0.5)
Loss on debt retirement	—	—
Other expense, net	0.2	0.2
Changes in operating assets and liabilities
Accounts receivable	1.1	14.7
Contract assets	(3.1)	(3.6)
Inventory	(0.1)	—
Prepaid expenses and other current assets	1.7	3.0
Other assets	0.6	0.1
Accounts payable	(0.3)	(9.5)
Accrued expenses	(2.5)	(2.6)
Other current liabilities	(0.7)	0.2
Other long-term liabilities	(0.1)	(0.4)
Net cash provided by operating activities	10.6	12.0

Cash Flows from Investing Activities
Purchase of property and equipment	(7.2)	(6.5)
Proceeds from disposal of property and equipment	1.1	0.8
Net cash used in investing activities	(6.1)	(5.7)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	0.1	2.1
Principal payments on Revolving Credit Facility	(0.1)	(2.1)
Principal payments on Eclipse M&E Term Loan Facility	—	—
Principal payments on Secured Promissory Note	—	—
Principal payments on financing lease obligations	(1.7)	(1.3)
Principal payments on other financing liabilities	(0.2)	(0.1)
Dividends paid to Class A Common Stock shareholders	(1.3)	—
Shares withheld for equity compensation	(1.9)	(0.9)
Payments on Other Installment Purchases	—	(0.1)
Repurchase of Class A Common Stock	—	(8.5)
Deferred financing costs on Wells Fargo	—	—
Net cash used in financing activities	(5.1)	(10.9)

Increase (decrease) in cash and cash equivalents	(0.6)	(4.6)
Cash and cash equivalents, Beginning of Period	40.9	15.7
Cash and cash equivalents, End of Period	$40.3	$11.1

Supplemental Cash Flow Information
Interest paid	$0.5	$0.4
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$0.1	$0.1
Additions to fixed assets through installment purchases and financing leases	$(1.6)	$(0.9)
Additions to fixed assets through asset trades	$(0.2)	$2.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2025
Net income (loss)	$12.0	$(5.8)	$3.3	$(8.9)	$0.6
Interest expense, net	—	—	—	0.5	0.5
Income tax expense	—	—	—	(0.1)	(0.1)
Depreciation and amortization	5.4	2.7	2.2	0.3	10.6
EBITDA	17.4	(3.1)	5.5	(8.2)	11.6
Impairment of assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	1.5	1.5
Gain on disposal of property and equipment	—	—	—	0.7	0.7
Severance and reorganization costs	—	0.6	—	—	0.6
Acquisition related costs	—	0.2	0.1	0.1	0.4
Legal fees and settlements	—	—	—	0.3	0.3
Adjusted EBITDA	$17.4	$(2.3)	$5.6	$(5.2)	$15.5

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2024
Net income (loss)	$13.4	$(3.0)	$5.5	$(10.1)	$5.8
Interest expense, net	—	—	—	0.5	0.5
Income tax expense	—	—	—	2.6	2.6
Depreciation and amortization	5.3	2.7	2.4	0.4	10.8
EBITDA	18.7	(0.3)	7.9	(6.6)	19.7
Equity based compensation	—	—	—	1.8	1.8
Gain on disposal of property and equipment	—	—	—	(0.5)	(0.5)
Severance and reorganization costs	0.2	0.5	0.1	—	0.8
Acquisition related costs	0.1	—	—	—	0.1
Adjusted EBITDA	$19.0	$0.2	$8.0	$(5.3)	$21.9

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2024
Net income (loss)	$7.8	$(2.9)	$0.5	$(6.2)	$(0.8)
Interest expense, net	—	—	—	0.8	0.8
Income tax expense	—	—	—	(0.5)	(0.5)
Depreciation and amortization	5.6	3.1	2.0	0.5	11.2
EBITDA	13.4	0.2	2.5	(5.4)	10.7
Equity based compensation	—	—	—	1.2	1.2
Gain on disposal of property and equipment	—	—	—	(1..3)	(1.3)
Acquisition related costs	0.2	—	—	0.1	0.3
Adjusted EBITDA	$13.6	$0.2	$2.5	$(5.4)	$10.9

EXHIBIT 99.1

Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended
	March 31, 2025	March 31, 2024
Net cash provided by operating activities	$10.6	$12.0
Purchase of property and equipment	(7.2)	(6.5)
Free Cash Flow	$3.4	$5.5